UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 12, 2009

Date of report (Date of earliest event reported)

Supertel Hospitality, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia

(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)
309 North Fifth Street
Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 9, 2009, Supertel Hospitality, Inc. (the “Company”) disclosed in its Form 10-Q for the quarter ended September 30, 2009 that is was negotiating with Wells Fargo Bank to extend the November 12, 2009 maturity date of its $9.0 million note payable to Wells Fargo Bank for an additional six months. On November 12, 2009, the Company amended its note with Wells Fargo Bank. The amendment extends the maturity date of the debt to May 12, 2010. Covenants were also modified. The consolidated loan to value ratio covenant was increased to 70% from 65%. For purposes of the ratio, value will now be attributed to hotels generating negative operating income at 50% of actual costs. Previously, value with respect to those hotels was not included in the ratio calculation. The minimum fixed charge coverage ratio covenant was reduced from 1.30:1 after preferred dividends to (a) 0.90:1 after preferred dividends and (b) 1.00:1 before preferred dividends. The Company also agreed to a minimum liquidity covenant of $500,000. The Company intends to refinance or repay the credit facility with Wells Fargo Bank using other financing, funds from operations or proceeds from the sale of hotels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Supertel Hospitality, Inc.

Date: November 12, 2009	By: /s/ Kelly A. Walters
Name: Kelly A. Walters
Title: President and Chief Executive Officer